Exhibit 99.1

Synergy Pharmaceuticals Reports First Quarter 2013 Financial Results

NEW YORK, May 9, 2013 — Synergy Pharmaceuticals Inc. (Nasdaq:SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, today reported its financial results and business update for the first quarter ended March 31, 2013. Synergy is developing plecanatide for the treatment of chronic idiopathic constipation (CIC) and constipation-predominant irritable bowel syndrome (IBS-C).

Recent Developments

•                  On January 2, 2013, Synergy announced positive results from its large multicenter clinical trial of its lead investigational drug plecanatide in patients with CIC.

•                  On January 17, 2013, Synergy completed its merger with Callisto Pharmaceuticals, Inc.

•                  On March 15, 2013, Synergy announced that the full study results from its large multicenter CIC clinical trial would be featured in a late-breaking oral presentation session at Digestive Disease Week 2013 in Orlando, Florida on Tuesday, May 21, 2013.

•                  On April 16, 2013, Synergy closed a public offering of 16,375,000 shares of its common stock at a price of $5.50 per share, less underwriting discounts and commissions. The net proceeds to Synergy from this sale was approximately $84.4 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Synergy. ( Pro-forma Balance Sheets below)

Financial Update

Synergy’s cash, cash equivalents and short term available for sale securities balance as of March 31, 2013 was $21.1 million, as compared to $ 32.5 million on December 31, 2012. During the three months ended March 31, 2013 net cash provided by financing activities was $4.6 million from the controlled equity sales of its common stock, whereas there was no such financing activity during the three months ended March 31, 2012. Net cash used in operating activities during the three months ended March 31, 2013 and 2012 was $15.6 million and $6.8 million, respectively.

Net loss for the three months ended March 31, 2013 was $18.7 million or $0.26 per share, as compared to a net loss of $7.0 million, or $0.13 per share, for the three months ended March 31, 2012. During the three months ended March 31, 2012 non-cash expense items, principally the change in fair value of derivative instruments and share based compensation expense, totaled $2.4 million, or $0.03 per share, whereas such items in the three months ended March 31, 2012 totaled $.4 million, or $0.01 per share.

Synergy had approximately 73.8 million common shares outstanding at March 31, 2013.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal (GI) hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy previously completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in CIC patients. On January 2, 2013, Synergy announced positive results in a Phase II/III large multicenter clinical trial of plecanatide to treat CIC. Plecanatide is also being developed to treat patients with IBS-C. Synergy’s second GC-C agonist SP-333 is in clinical development to treat inflammatory bowel diseases, and is presently in a Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Cash, cash equivalents and short term available for sale securities	$21,116	$32,502
Prepaid expenses and other current assets	1,573	1,547
Total Current Assets	22,689	34,049
Other Assets	201	3,356
Total Assets	$22,890	$37,405
Liabilities and Stockholders’ Equity
Accounts payable	5,978	5,255
Accrued expenses	3,312	2,060
Total Current Liabilities	9,290	7,315
Derivative financial instruments —warrants	6,351	5,258
Total Liabilities	15,641	12,573
Total Stockholders’ Equity	7,249	24,832
Total Liabilities and Stockholders’ Equity	$22,890	$37,405

Condensed Consolidated Statement of Operations

($ in thousands except share and per share data)

(unaudited)

	Three Months ended March 31, 2013	Three Months ended March 31, 2012

Revenues	$—	$—
Costs and Expenses:
Research and development	14,344	5,338
General and administrative	3,278	1,732
Loss from Operations	(17,622)	(7,070)
Interest and investment income	18	39
Change in Fair Value of Financial Instruments	(1,093)	8

Net Loss	$(18,697)	$(7,023)

Net Loss per common share, basic and diluted	$(0.26)	$(0.13)
Weighted Average Common Shares Outstanding	72,789,006	54,298,079

Pro-forma Balance Sheets

The following table sets forth the pro-forma effect on the financial position of the Company had the April 16, 2013 public offering discussed above taken place as of March 31, 2013:

($000’s except share amounts)	March 31, 2013 As Reported	Effect of April 16, 2013 Public Offering	March 31, 2013 Pro-forma

Cash, cash equivalents and available for sale securities	$21,116	$84,444	$105,560
Total Assets	22,890	84,444	107,334

Common Stock	8	2	10
Additional paid-in-capital	134,991	84,442	219,433
(Deficit) accumulated during development stage	(127,750)	—	(127,750)
Total stockholder’s equity	7,249	84,444	91,693

Total liabilities and stockholder’s equity	$22,890	$84,444	$107,334

Common Shares Outstanding	73,779,680	16,375,000	90,154,680

CONTACT:	Investor Contact Information:
Danielle Spangler
The Trout Groupsynergy@troutgroup.com
(646) 378-2924